Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Carver Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-152698 on Form S-8 of Carver Bancorp, Inc. (the “Company”) of our report dated June 30, 2011 relating to the consolidated statements of condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended March 31, 2011, which report appears in the March 31, 2011 annual report on Form 10-K of Carver Bancorp, Inc.

New York, New York
June 30, 2011